UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 9, 2016

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza, 165 Broadway New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                                        Costs Associated with Exit or Disposal Activities.

On May 9, 2016, Investment Technology Group, Inc. (the “Company”) entered into a Membership Interests Purchase Agreement to sell ITG Investment Research, LLC (“Investment Research”), a wholly owned subsidiary of the Company, to a wholly owned subsidiary of Leucadia National Corporation (“Leucadia”) for $12 million in cash (the “Transaction”).  The Transaction is expected to close at the end of May 2016.  The Company announced that as a result of the Transaction, the Company will reduce the headcount within its U.S. high-touch sales trading operation.

The Company expects to incur a restructuring charge related to the headcount reduction of approximately $1.6 million for employee separation costs.  Future cash payments related to the restructuring are expected to be approximately $0.7 million.  Substantially all of these payments are expected to be made in the second quarter of 2016 and the remaining payments are expected to be made before the end of 2016.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Transaction, Michael V. Marrale will cease to serve in his role as Managing Director and Head of U.S. Research, Sales and Trading of the Company and will no longer be an employee of the Company or any of its subsidiaries effective as of the closing of the Transaction.  In connection with his separation from the Company, Mr. Marrale entered into an Agreement dated May 9, 2016 (the “Agreement”), under which he will receive a lump sum cash payment equal to $1,915,362 to compensate him for the unvested restricted stock units of the Company that he will forfeit and the 2016 bonus that he will not be entitled to receive, in each case, upon his separation from employment.  This payment is subject to the condition that Mr. Marrale (1) remains an employee in good standing (as defined in the Agreement) of the Company or one of its subsidiaries through the effective time of the closing on the closing date of the Transaction (the “Closing”), (2) commences employment with Leucadia or any of its affiliates on the Closing, and (3) agrees to repay the payment to Investment Research if he is terminated for cause (as defined in the Agreement) or violates certain restrictive covenants during the two-year period immediately following the Closing under the following schedule: 100% of the amount, when the termination or violation occurs during the one-year period immediately following the Closing, and 50% of the amount, when the termination or violation occurs during the next following one-year period.  For the two-year period following the Closing, Mr. Marrale has agreed not to (i) render services for any organization or engage in any business which is or becomes competitive with the business of Investment Research, its subsidiaries or Jefferies LLC (the “Leucadia Entities”), (ii) induce any customer of any Leucadia Entity to curtail, limit or cancel its business with any Leucadia Entity or solicit a customer of any Leucadia Entity to transact business with a person other than a Leucadia Entity that is in direct competition with the Leucadia Entities and (iii) induce or attempt to influence any employee or contractor of any Leucadia Entity to terminate employment or services with any Leucadia Entity or solicit any employee or contractor of any Leucadia Entity to provide services to a person other than a Leucadia Entity.

Item 8.01.                                        Other Events.

On May 10, 2016, the Company issued a press release announcing its entry into a purchase agreement for the Transaction. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release issued by Investment Technology Group, Inc. on May 10, 2016.

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to inherent risks and uncertainties, both known and unknown, that are difficult to predict and important factors could cause actual results to differ materially from those anticipated, including (1) the Closing of the Transaction may not be completed within the expected timeframe, (2) the estimates of restructuring expenses involve significant judgment by management and actual results could vary significantly from the estimates, and (3) the other factors identified in the Company’s annual report on Form 10-K for the year ended December 31, 2015 under Item 1A, Risk Factors, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Item 7A, Quantitative and Qualitative Disclosures about Market Risk, which you are encouraged to read.  The Company disclaims any duty to update any of these forward-looking statements after the filing of this report to conform its prior statements to actual results or revised expectations and the Company does not intend to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the filing of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Steven R. Vigliotti
Steven R. Vigliotti
Chief Financial Officer and Duly Authorized Signatory of Registrant

Dated: May 10, 2016